                                                     ---------------------------
                                                             OMB APPROVAL
      UNITED STATES SECURITIES AND EXCHANGE          ---------------------------
                    COMMISSION                       OMB Number:       3235-0145
              WASHINGTON, D.C.  20549                Expires:  December 31, 1997
                                                     Estimated average burden
                                                     hours per response    14.90
                                                     ---------------------------


                                  SCHEDULE 13G/A


                   UNDER THE SECURITIES EXCHANGE ACT OF 1934

                               (AMENDMENT NO. 3)*


                            Bell Microproducts Inc.
--------------------------------------------------------------------------------
                                (NAME OF ISSUER)


                         Common Stock, $0.01 par value
--------------------------------------------------------------------------------
                         (TITLE OF CLASS OF SECURITIES)


                                  078137 10 6
--------------------------------------------------------------------------------
                                 (CUSIP NUMBER)

Check the following box if a fee is being paid with this statement [ ]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

*The remainder of this cover page shall be filled out for a reporting person's initial filing of this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).






                               Page 1 of 5 Pages

CUSIP NO.  078137 10 6                   13G           PAGE  2    OF  5    PAGES
         ---------------------                              -----    -----

  (1)     NAMES OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

          W. DONALD BELL
          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                    (a)   [   ]
                                                                    (b)   [   ]

          ---------------------------------------------------------------------

  (3)     SEC USE ONLY

          ---------------------------------------------------------------------

  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION

          UNITED STATES OF AMERICA
          ---------------------------------------------------------------------

                       (5)     SOLE VOTING POWER
  NUMBER OF                    736,848
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (6)     SHARED VOTING POWER
  OWNED BY                     -0-
    EACH               --------------------------------------------------------
  REPORTING            (7)     SOLE DISPOSITIVE POWER
 PERSON WITH                   736,848
                       --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER
                               -0-
                       --------------------------------------------------------

  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          736,848
          ---------------------------------------------------------------------

 (10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES (SEE INSTRUCTIONS)                                      [   ]

          ---------------------------------------------------------------------

 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          8.8%
          ---------------------------------------------------------------------

 (12)     TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

          OO -- W. DONALD BELL AND LYNNE F. BELL, TRUSTEES OF THE BELL FAMILY TRUST U/D/T DATED APRIL 26, 1991
          ---------------------------------------------------------------------

CUSIP No.  078137 10 6                                         Page 3 of 5 Pages


Item 1.

         (a)     Name of Issuer:

                 Bell Microproducts Inc.

         (b)     Address of Issuer's Principal Executive Offices:

                 1941 Ringwood Avenue
                 San Jose, CA  95131

Item 2.

         (a)     Name of Person Filing:

                 W. Donald Bell

         (b)     Address of Principal Business Office or, if none, Residence:

                 1941 Ringwood Avenue
                 San Jose, CA  95131

         (c)     Citizenship:

                 United States of America

         (d)     Title of Class of Securities:

                 Common Stock, $0.01 par value

         (e)     CUSIP Number:

                 078137 10 6

Item 3.          Type of Filing:

                 This statement is not being filed pursuant to Rule 13d-1(b) or 13d-2(b).

CUSIP No.  078137 10 6                                         Page 4 of 5 Pages


Item 4.  Ownership:

         (a)     Amount Beneficially Owned:

                 724,348

         (b)     Percent of Class:

                 8.6%

         (c)     Number of Shares as to Which Such Person Has:

                        (i)   Sole Power to Vote or to Direct the Vote:

                                        724,348

                        (ii)  Shared Power to Vote or to Direct the Vote:

                                        -0-

                        (iii) Sole Power to Dispose or Direct the Disposition of:

                                        724,348

                        (iv) Shared Power to Dispose or Direct the Disposition of:

                                        -0-

Item 5.  Ownership of Five Percent or Less of a Class:

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following
         [         ].

Item 6.  Ownership of More Than Five Percent on Behalf of Another Person:

         Not applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company:

         Not applicable

CUSIP No.  078137 10 6                                         Page 5 of 5 Pages


Item 8.  Identification and Classification of Members of the Group:

         Not applicable

Item 9.  Notice of Dissolution of Group:

         Not applicable

Item 10. Certification:

         Not applicable

Signature

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



Date: 2/14/97                         By:  /s/ W. Donald Bell
                                           -------------------------------------
                                           W. Donald Bell
                                           President and Chief Executive Officer